Exhibit 10.2

November 20, 2014

Richard J. Gregory, Ph.D.

166 Tower Road

Lincoln, MA 01773

Dear Rich:

I am delighted to offer you the full-time position of Executive Vice President and Chief Scientific Officer at ImmunoGen, Inc. (“ImmunoGen” or the “Company”).  Upon commencement of your employment, which shall be no later than January 23, 2015, you will initially be paid at a bi-weekly rate of $16,346.15 which annualized equals $425,000 per year, less applicable federal, state and/or local payroll and withholding taxes.  In addition to your annual base salary, subject to the terms of this letter, ImmunoGen will pay you a sign-on bonus in the amount of $150,000 (the “Sign-On Bonus”), which will be paid to you in conjunction with your first salary payment following your date of hire.

In addition, you will be eligible for a discretionary annual bonus, based on Company and individual performance, of up to forty percent (40%) of your annual salary.  Your bonus for this fiscal year ending June 30, 2015 (FY15) will be prorated from the date of hire.  Notwithstanding the foregoing, assuming your start date is no later than January 23, 2015 and you remain employed by the Company through the date that FY15 bonuses are paid to employees generally, your bonus for FY15 will not be less than $85,000.  Each year following, bonuses are at the discretion of the Board of Directors, and are based on Company and individual performance.

Also in consideration of your employment by the Company, I will recommend to the Compensation Committee, for their approval, (a) the grant of a stock option award covering 150,000 shares of our common stock under the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”) and (b) the grant of a restricted stock award covering 25,000 shares of our common stock under the 2006 Plan.  Both these awards will vest at a rate of one-quarter of the shares covered by the respective award per year over four years beginning on the first anniversary of the date of grant, which will be your first date of employment with ImmunoGen.  The per share exercise price for the option award will be the closing sale price of our shares as reported on NASDAQ on the date of grant.

In addition, you can expect to receive, subject to the approval of the Compensation Committee, and in conjunction with the Company’s annual equity awards to employees generally in July or August of each year, the grant of an equity award under the 2006 Plan that is similar to those granted to other senior executives of comparable status, subject to variation based on individual performance.  For your first annual equity award in 2015, the number of shares subject to such award is expected to be 100,000, prorated to reflect the length of your employment during our fiscal year 2015.  Historically, these awards have vested at a rate of one-third of the shares covered by the award per year over three years beginning on the first anniversary of the date of grant and, in the case of stock options, the per share exercise price of these awards has been the closing sale price of our shares as reported on NASDAQ on the date of grant.

As a member of the executive management, you will be eligible for a severance arrangement that, under certain circumstances, will provide you with certain benefits in the event of a change of control of the Company, as set forth in the form of Change in Control Severance Agreement (the “Change in Control Severance Agreement”) accompanying this letter.  As an executive officer, you will also be eligible to participate in the Company’s Severance Pay Plan for Vice Presidents and Higher that, under certain circumstances, will provide you with certain benefits in connection with the termination of your employment outside the context of a change in control of the Company.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as are generally applicable to, full-time employees of ImmunoGen of similar rank and tenure.  These benefits currently include at this time paid time off, life, health, dental and disability insurance.  With respect to your annual paid time off allotment, however, you will immediately be eligible to accrue, monthly, up to five (5) weeks of paid time off per year, of which 5 days can be rolled over from year to year.  For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the applicable programs, which will be made available to you upon request.  Please note that your compensation and or benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice, to the extent any such modification affects similarly situated ImmunoGen executives in the same manner.

Your duties as an employee of the Company shall be as determined by me in consultation with you.  You agree to devote your best efforts during all business time to the performance of such responsibilities and you will not perform any professional work outside your work for the Company without pre-approval from the Company.

ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.

In addition, your offer of employment is contingent upon the successful completion of a general background and reference check and drug test.  As such, please complete the enclosed authorization and other required forms.

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at will, terminable by either you or the Company at any time.  If, within 18 months of your date of hire, you terminate your employment with the Company (other than by reason of death or disability), or your employment is terminated by the Company for cause, you will promptly reimburse ImmunoGen for a portion of your Sign-On Bonus equal to the product of (a) $150,000, multiplied by (b) a fraction, the numerator of which is 547 minus the number of days from the date you start employment at ImmunoGen to the effective date of termination, and the denominator of which is 547.

On your first day of employment, you will be required to sign our Proprietary Information, Inventions and Competition Agreement and an acknowledgement that you agree to be bound by the Company’s Insider Trading Policy.  Copies of each accompany this letter.  You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Daniel M. Junius
Daniel M. Junius
President and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Richard J. Gregory	11/21/2014
Richard J. Gregory	Date:

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